TERADATA CORPORATION
DIRECTOR COMPENSATION PROGRAM

Amended and Restated Effective April 17, 2018

PREAMBLE

This Teradata Corporation Director Compensation Program (“Program”) was adopted effective as of October 1, 2007 (the “Effective Date”).

The Program is intended to provide competitive remuneration to individuals serving as non-employee members of the Board of Directors of Teradata Corporation, and to align their interests with the interests of the company’s stockholders.

The Program was previously amended and restated effective as of April 28, 2008, and April 26, 2011.

Effective as of April 17, 2018 the Program is amended and restated as set forth herein.

ARTICLE I

Definitions

1.1	Code means the Internal Revenue Code of 1986, as amended.

1.2	Committee means the Committee on Directors and Governance of the Board of Directors of Teradata Corporation.

1.3	Common Stock means the common stock of Teradata Corporation, par value $.01 per share.

1.4    Company means Teradata Corporation, a Delaware corporation.

1.5	Deferred Stock Award means the annual retainer and/or meeting fees, if any, elected by a Participant to be deferred as set forth in ARTICLE III.

1.6	Deferred Stock Grant means the initial, annual or mid-year equity grants, if any, elected by a Participant to be deferred as set forth in ARTICLE IV.

1.7	Director means a member of the Board of Directors of Teradata Corporation who is not an employee of the Company.

1.8	Effective Date has the meaning set forth in the preamble of this Program.

1.9
Fair Market Value of a share of Common Stock as of a specified date means the average of the closing price per share of Common Stock as listed on the New York Stock Exchange for the 20 trading days immediately preceding the specified date; provided, however, that for purposes of determining the exercise price of a Stock Option, “Fair Market Value” shall have the meaning provided in the Stock Incentive Plan.

1.10	Participant means a Director, and any former Director entitled to payment of a benefit from the Program.

1.11	Restricted Shares means actual shares of Common Stock bearing restrictions or conditions and issued to a Director pursuant to the Stock Incentive Plan.

1.12
Restricted Share Units means awards granted pursuant to the Stock Incentive Plan that are denominated in shares of Common Stock that will be settled in an amount in cash, shares of Common Stock, or both, as designated in a Director’s individual award statement or agreement, at the end of a specified restricted period.

1.13
Stock Incentive Plan means the Teradata Corporation 2007 Stock Incentive Plan, as amended and restated, or any successor equity compensation plan, including the Teradata 2012 Stock Incentive Plan as amended and restated as of February 23, 2016.

1.14	Stock Options means stock options granted pursuant to the Stock Incentive Plan.

1.15
Year of Service means the approximately 12 month period beginning on the date of an annual stockholders’ meeting of the Company and ending on the day before the Company’s annual stockholders’ meeting of the next following year, during which an individual serves as a Director.

ARTICLE II

Compensation

2.1
Annual Compensation. A Director will receive the compensation described in Sections 2.2 through 2.5 below, as determined by the Committee in its discretion, based on review of competitive data and consideration of such other factors as it may deem prudent and appropriate.

2.2
Annual Retainer. For each Year of Service, a Director will receive an annual retainer as determined by the Committee, which may include an additional retainer amount for Committee Chairs and for the Chairman of the Board. A Director may elect to receive the retainer in cash, in Common Stock, or as a Deferred Stock Award, as described in ARTICLE III. If no election is made, the retainer will be paid in cash. If paid in cash or Common Stock, payment of 25% of the annual amount will be made on June 30, September 30,

December 31, and March 31, provided the individual is serving as a Director on such dates. If the individual is not serving as a Director on any such date, the remaining amount of the retainer shall be forfeited.

If paid in Common Stock, the number of shares of Common Stock to be paid shall be determined by dividing the cash amount of the retainer due to the Director by the Fair Market Value of the Common Stock on the date the payment is due, rounding up to the next whole share.

2.3
Meeting Fees. The Committee may determine that Directors will receive a meeting fee for each meeting attended, and may determine that Committee Chairs will determine whether a particular special meeting is subject to a meeting fee. Meeting fees, if any, will be paid quarterly at the same time as the retainer, for meetings attended in the immediately preceding quarter, and may be paid in cash, Common Stock or as a Deferred Stock Award as provided in Article III.

2.4
Initial Equity Grant. On or about the date of first election to the Board, each Director will receive an initial equity grant in the form of Restricted Shares or Restricted Share Units under the Stock Incentive Plan, as determined by the Committee in its discretion. If such grant is made in the form of Restricted Share Units, a Director may elect to defer receipt of the Common Stock payable in respect of vested Restricted Share Units as a Deferred Stock Grant as provided in Article IV. A Director will receive only one initial equity grant for any continuous period served as a Director. If a Director ceases to serve as a Director for a period of at least three years and is later again elected as a Director, he or she will receive a second initial equity grant for the second period served as a Director.

2.5
Annual Equity Grant. On or about the date of each annual stockholders’ meeting of the Company, each individual then serving as a Director or newly elected as a Director shall receive an equity grant under the Stock Incentive Plan, determined by the Committee, consisting of Restricted Shares, Restricted Share Units and/or Stock Options. If Stock Options are granted, the exercise price for each optioned share will be the Fair Market Value of one share of Common Stock on the grant date. Except as otherwise provided in the applicable award agreement, any Stock Options that are granted will be fully vested and exercisable on the first anniversary of the grant date, subject to the Director’s continued service through the vesting date. Except as otherwise provided in the applicable award agreement, any Restricted Share Units awarded will vest in four equal, quarterly installments commencing three months after the grant date, subject to the Director’s continued service through the applicable vesting date. If Restricted Shares or Restricted Share Units are awarded, the Committee may determine that the shares or units will be forfeited if the Director ceases to serve as a director during a restriction period determined by the Committee. If the annual equity grant is made in the form of Restricted Share Units, a Director may elect to defer receipt of the Common Stock payable in respect of vested Restricted Share Units as a Deferred Stock Grant as provided in ARTICLE IV.

2.6
Mid-Year Equity Grants. The Committee in its discretion may grant Stock Options and/or awards of Restricted Shares or Restricted Share Units, as described in Section 2.5, to Directors who are newly elected to the Board after the annual stockholders’ meeting. If a mid-year equity grant is made in the form of Restricted Share Units, a Director may elect to defer receipt of the Common Stock payable in respect of vested Restricted Share Units as a Deferred Stock Grant as provided in ARTICLE IV.

ARTICLE III

Deferred Stock Awards

3.1
Election to Defer. For each calendar year, a Director may elect to defer receipt of pay for services relating to the retainer and meeting fees, if any, to be received in that calendar year, and receive them instead as a Deferred Stock Award. The election must be made prior to the January 1 of the calendar year in which the services relating to the retainer or meeting fees will be rendered by a Director or such later date as is permitted by guidance issued under Section 409A of the Code. The election to defer shall be irrevocable commencing on December 31 of the calendar year prior to the calendar year that such election is in effect (or such earlier date as specified on the deferral election form). Notwithstanding the foregoing, a newly-elected Director may make an election no later than 30 days after the date of his or her election to the Board of Directors, which deferral election shall become irrevocable as of the thirtieth (30th) day following the Director's election to the Board of Directors (or such earlier date as specified on the deferral election form) and shall apply only to the retainer and meeting fees for services to be performed after the deferral election becomes irrevocable. A new election to defer may be made for each subsequent calendar year, provided the deferral election is made prior to the January 1 of the calendar year and shall be irrevocable for the following calendar year. If a new election is not made, or a prior election is not revoked for the immediately succeeding calendar year, the most recent election to defer will remain in effect and be irrevocable for the following calendar year.

3.2	Form of Election. The election to defer must be made in writing, and may be made electronically on a form provided by the Company.

3.3	Deferral Periods. A Director may elect to receive the Deferred Stock Award at one of the following times:

(a)	on the date of termination as a Director consistent with the definition of separation from service as defined pursuant to Section 409A of the Code;

(b)    on the date either five or ten years from the date of grant; or

(c)	in one to five equal annual installments, payable on April 30 of each year, beginning on the April 30 next following the date of termination as a Director consistent with the definition of separation from service as defined pursuant to Section 409A of the Code.

3.4
Deferred Stock Awards. If a Director elects to receive the annual retainer and meeting fees, if any, as a Deferred Stock Award, the Company will maintain a deferred stock account credited, as of the date a payment of the retainer or meeting fee would have otherwise been paid, with a number of stock units equal to the shares of Common Stock (rounded up to the nearest whole share) that could have been purchased with the amount deferred as of such date at the Fair Market Value of the Common Stock on such date. As of the date any dividend is paid to stockholders of Common Stock, the Director’s deferred stock account shall also be credited with an additional number of stock units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Fair Market Value on such date with the dividend paid on the number of shares of Common Stock equivalent to the number of share units credited to the Director’s deferred stock account. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the same time of distribution of the dividend, as determined by the Committee.

3.5
Distribution of Deferred Stock Award. Payment of a Director’s Deferred Stock Award shall be made at the times elected by the Director at the time of his or deferral election. Distribution shall be made in shares of Common Stock. The Participant shall receive the number of whole shares of Common Stock to which the distribution is equivalent. The shares of Common Stock shall be paid from, and shall count against the share reserve of, the Stock Incentive Plan.

ARTICLE IV

Deferred Stock Grants

4.1
Election to Defer. If and to the extent Restricted Share Units are granted to a Director for the initial equity grant described in Section 2.4 and/or in connection with the annual or mid-year equity grants described in Sections 2.5 and 2.6, respectively, a Director may elect to defer receipt of the Common Stock otherwise payable to the Director as such Restricted Share Units vest. For the annual equity grant, the election to defer must be made prior to the January 1 of the calendar year in which the grant is made. The election to defer shall be irrevocable commencing on December 31 of the calendar year prior to the calendar year that such election is in effect (or such earlier date as specified on the deferral election form). For both the initial and mid-year equity grants for newly-elected Directors, such Directors must make the deferral election no later than 30 days after the date of his or her election to the Board of Directors, which deferral election shall become irrevocable as of the thirtieth (30th) day following the Director's election to the Board of Directors (or such earlier date as specified on the deferral election form) and shall apply only to the initial and mid-year equity grants for services to be performed after the deferral election becomes irrevocable.

A new deferral election for annual equity grants may be made for each subsequent calendar year, provided the election to defer is made prior to the January 1 of that calendar year. If a new election is not made, or a prior election is not revoked for the immediately succeeding calendar year, the most recent election to defer will remain in effect and be irrevocable for the following calendar year.

4.2	Form of Election. The election to defer must be made in writing, and may be made electronically on a form provided by the Company.

4.3	Deferral Periods. A Director may elect to receive the Common Stock at one of the times specified in Section 3.3 above.

4.4
Deferred Stock Accounts. If a Director elects to defer receipt of the Common Stock otherwise payable in respect of Restricted Share Units awarded as initial, annual or mid-year equity grants, the Company will maintain a deferred stock account credited, as of the date of election to the Board, with a number of stock units equal to the shares of Common Stock the Director was entitled to receive as such Restricted Share Units vested. As of the date any dividend is paid to stockholders of Common Stock, the Director’s deferred stock account shall also be credited with an additional number of stock units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Fair Market Value on such date with the dividend paid on the number of shares of Common Stock equivalent to the number of share units credited to the Director’s deferred stock account. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the same time of distribution of the dividend, as determined by the Committee.

4.5
Distribution of Deferred Stock Grant. Payment of a Director’s Deferred Stock Grant shall be made at the times elected by the Director at the time of deferral, in shares of Common Stock. The Participant shall receive the number of whole shares of Common Stock to which the amount of the distribution is equivalent. The shares of Common Stock shall be paid from, and shall count against the share reserve of, the Stock Incentive Plan.

ARTICLE V

Distribution Upon Death

5.1
Distribution Upon Death. In the event of the death of a Participant, whether before or after termination of service, any Deferred Stock Award or Deferred Stock Grant due and unpaid on the date of the Participant’s death shall be distributed in shares of Common Stock, and any retainer or meeting fees due and unpaid on the date of the Participant’s death shall be paid in cash, to the Participant’s designated beneficiary, or if no beneficiary is designated, to the Participant’s estate, in a single lump sum within 90 days after the Participant’s death. Distribution of a Participant’s Stock Options will be according to the terms of the Stock Option agreements.

5.2
Designation of Beneficiary. On the terms and subject to the conditions established by the Company or its designee, a Participant may designate one or more individuals or trusts as his or her beneficiary to receive payment of all or any designated portion of Deferred Stock Awards, Deferred Stock Grants, or retainer or meeting fees due and unpaid on the date of the Participant’s death, or revoke or change any such designation.

ARTICLE VI

Administration

6.1
Taxes. Each Director shall be responsible for all tax consequences of his or her participation in the Program. However, the Company shall be authorized to deduct from all distributions under the Program any taxes that may be required to be withheld by federal, state or local governments.

6.2
Unfunded Nature of Program. This Program shall be unfunded. The funds used for payment of benefits hereunder shall, until such actual payment, continue to be part of the general funds of the Company, and no person other than the Company shall, by virtue of this Program, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Program, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.3
Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, including assignment pursuant to a domestic relations order, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

6.4
Acceleration Upon a Change in Control. As provided in the Stock Incentive Plan and applicable provisions of a Director’s individual award agreement or statement under this Program, the vesting of Stock Options, Restricted Shares and Restricted Share Units, and the payment of Deferred Stock Awards and Deferred Stock Grants, may accelerate upon the occurrence of a Change in Control (as defined in the Stock Incentive Plan). Notwithstanding the foregoing, to the extent necessary to comply with Section 409A, payment of Deferred Stock Awards and Deferred Stock Grants shall be made on the earlier of (a) a “change in the ownership,” a “change in the ownership of a substantial portion of the assets” or a “change in the effective control” of the Company within the meaning of Section 409A of the Code; or (b) at the time(s) specified in Section 3.3 pursuant to an election in effect under Section 3.1 or Section 4.1.

6.5
Amendment or Termination of the Program. The Committee at any time may amend or terminate the Program, provided that no such action shall adversely affect the right of any Participant or Beneficiary to a benefit to which he or she has become entitled pursuant to the Program, and no amendment or termination of the Program can alter the Participant’s deferrals of compensation in noncompliance with Section 409A of the Code, or the rules and regulations issued pursuant thereto. Any amendment or termination of the Program that is inconsistent with, or in violation of Code Section 409A, shall be void and of no effect.

6.6
Adjustments. The number and kind of shares of Common Stock subject to Stock Options, Restricted Shares, Restricted Share Units, Deferred Stock Awards and Deferred Stock Grants, and the exercise price of Stock Options, shall be subject to adjustment in accordance with the provisions of the Stock Incentive Plan.

6.7
Compliance with Section 409A. Notwithstanding any of the foregoing provisions of the Program, to the extent required in order to comply with Section 409A(a)(2)(B)(i) of the Code, Deferred Stock Awards and Deferred Stock Grants shall be paid on the first business day after the date that is six months following a Director's “separation from service” within the meaning of Section 409A of the Code. The Program is intended to comply with the provisions of Section 409A of the Code, and the Treasury Regulations issued pursuant thereto; and the provisions of the Program will at all times be administered consistent therewith. Any provision of the Program that is inconsistent with, or in violation of, Section 409A of the Code, shall be void and of no effect. The Executive Vice President and Chief Human Resources Officer, and the General Counsel of the Company are delegated the responsibility to interpret and administer the Program consistent with Section 409A of the Code and to take necessary action pursuant to this Section 6.6 and Section 6.5 consistent with the intent that the Program be administered consistent with such provision.